Exhibit 4.2
AMENDMENT NO. 1 TO SERIES 2008-CP-1 SUPPLEMENT
     This Amendment No. 1 to Series 2008-CP-1 Supplement (this “Amendment”) is entered into as of May 13, 2008 by and between Textron Financial Floorplan Master Note Trust (the “Issuer”) and The Bank of New York, as Indenture Trustee (as indenture trustee and not in its individual capacity, the “Indenture Trustee”).
RECITALS
     A. The Issuer and the Indenture Trustee are parties to that certain Amended and Restated Indenture dated as of May 26, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the “Indenture”).
     B. The Issuer, Textron Financial Corporation, as Servicer, and the Indenture Trustee are parties to that certain Series 2008-CP-1 Supplement, dated as of March 20, 2008, to the Indenture (the “Series Supplement”).
     C. The Issuer and the Indenture Trustee desire to amend the Series Supplement on the terms and conditions set forth below.
     Now, therefore, in consideration of the mutual execution hereof and other good and valuable consideration, the parties hereto agree as follows:
     1. Amendment to Series Supplement. Pursuant to Section 9.1(a)(v) of the Indenture, the Series Supplement is hereby amended as follows:
     (a) The definition of “Required Reserve Account Amount” contained in the Series Supplement is hereby deleted in its entirety, and the following substituted therefor:
“Required Reserve Account Amount” means, for any day, an amount equal to (a) (i) at any time during the Revolving Period, the product of (x) the Required Reserve Account Percentage and (y) the then aggregate Outstanding Amount of the Series 2008-CP-1 Notes (after application of any Collections on such date) and (ii) otherwise, the product of (x) the Required Reserve Account Percentage and (y) the aggregate Outstanding Amount of the Series 2008-CP-1 Notes on the last day of the Revolving Period (after application of any Collections on such date), or (b) any other amount designated by the Seller; provided, however, that if such designation is of a lesser amount, the Seller shall (i) provide the Indenture Trustee with evidence that the Rating Agency Condition shall have been satisfied and (ii) deliver to the Indenture Trustee a certificate of an Authorized Officer to the effect that, based on the facts known to such officer at such time, in the reasonable belief of the Seller, such designation will not cause an Early Amortization Event to occur with respect to Series 2008-CP-1.
     (b) Section 4.05(b) of the Series Supplement is hereby amended to insert the following as clause first thereunder, and to re-number the subsequent clauses appropriately:

(i) first, an amount equal to the Reallocated Principal Collections for the related Payment Date shall be made available on that Payment Date for application in accordance with Section 4.09;
     (c) Section 4.09 of the Series Supplement is hereby deleted in its entirety, and the following substituted therefor:
Section 4.09 Reallocated Principal Collections. On each Payment Date, after giving effect to Section 4.12(a), the Servicer shall apply Reallocated Principal Collections with respect to that Payment Date to fund any deficiency pursuant to and in the priority set forth in Sections 4.05(a)(i) through (ii). On each Payment Date, the Invested Amount shall be reduced by the amount of Reallocated Principal Collections for such Payment Date. Reallocated Principal Collections shall become part of Investor Charge-Offs pursuant to Section 4.07.
     2. Confirmation of Series Supplement. Except as herein expressly amended, the Series Supplement is hereby ratified and confirmed in all respects and shall remain in full force and effect in accordance with its terms.
     3. Effectiveness. This Amendment shall become effective as of the date hereof upon execution and delivery hereof by the Issuer and the Indenture Trustee.
     4. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.
     5. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.
     6. GOVERNING LAW. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.
     7. Limitation of Liability of Owner Trustee. This Amendment has been executed by U.S. Bank Trust National Association, not in its individual capacity, but solely in its capacity as Owner Trustee of the Issuer, and in no event shall U.S. Bank Trust National Association in it is individual capacity have any liability for the agreements or obligations of the Issuer hereunder, as to all of which recourse shall be had solely to the assets of the Issuer. For all purposes of this Amendment, in the performance of any duties or obligations of the Issuer hereunder, the Owner Trustee shall be subject to, and entitled to the benefits of, the terms and provisions of the Trust Agreement.
[signature page follows]

     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

TEXTRON FINANCIAL FLOORPLAN MASTER
NOTE TRUST, as Issuer

By:	U.S. Bank Trust National Association, not in
its individual capacity, but solely as Owner
Trustee on behalf of the Trust

By:	/s/ Jack Ellerin
	Name:	Jack Ellerin
	Title:	Vice President

THE BANK OF NEW YORK, not in its individual capacity but solely as Indenture Trustee
By:	/s/ Jacqueline Kuhn
	Name:	Jacqueline Kuhn
	Title:	Assistant Treasurer

Amendment No. 1 to Series 2008-CP-1 Supplement

Acknowledged and Consented to this
13th day of May, 2008:

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH, as the Class A Noteholder

By:	/s/ Aditya Reddy

Name: Aditya Reddy
Title: Vice President and Manager
Amendment No. 1 to Series 2008-CP-1 Supplement